Exhibit T3A.18

CERTIFICATE OF FORMATION

OF

MOOD MEDIA HOLDINGS, LLC

This Certificate of Formation of Mood Media Holdings, LLC (the “LLC”), dated as of May 24, 2017, is being duly executed and filed by Martin O’Brien, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is Mood Media Holdings, LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware  19808.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware  19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Martin O’Brien
Name:	Martin O’Brien
Title:	Authorized Person